Report of Independent Registered Public Accounting Firm

To the Board of Trustees
and Shareholders of
The Advisors' Inner Circle Fund:
In planning and performing our audits of the
financial statements of Japan Smaller Companies
Fund, HGK Equity Value Fund, Haverford Quality
Growth Stock Fund, AIG Money Market Fund, FMC Select
Fund, FMC Strategic Value Fund, LSV Value Equity
Fund, Toews S&P 500 Hedged Index Fund, Toews Nasdaq-
100 Hedged Index Fund, Synovus Large Cap Core Equity
Fund, Synovus Mid Cap Value Fund, Synovus
Intermediate-Term Bond Fund, Synovus Georgia
Municipal Bond Fund, Commerce Capital Government
Money Market Fund, Commerce Capital Treasury
Obligations Money Market Fund, Sterling Capital
Balanced Fund, Sterling Capital Small Cap Value
Fund, CB Core Equity Fund, Chartwell Small Cap Value
Fund, and Chartwell Large Cap Core Fund, twenty of
the forty-three funds constituting The Advisors'
Inner Circle Fund, for the year ended October 31,
2004, we considered their internal control,
including control activities for safeguarding
securities, in order to determine our auditing
procedures for the purpose of expressing our opinion
on the financial statements and to comply with the
requirements of Form N-SAR, not to provide assurance
on internal control.
The management of The Advisors' Inner Circle Fund is
responsible for establishing and maintaining
internal control.  In fulfilling this
responsibility, estimates and judgments by
management are required to assess the expected
benefits and related costs of controls.  Generally,
controls that are relevant to an audit pertain to
the entity's objective of preparing financial
statements for external purposes that are fairly
presented in conformity with accounting principals
generally accepted in the United States of America.
Those controls include the safeguarding of assets
against unauthorized acquisition, use, or
disposition.
Because of inherent limitations in internal control,
errors or fraud may occur and not be detected.
Also, projection of any evaluation of internal
control to future periods is subject to the risks
that it may become inadequate because of changes in
conditions or that the effectiveness of the design
and operation may deteriorate.
Our consideration of internal control would not
necessarily disclose all matters in internal control
that might be material weaknesses under the
standards of the Public Company Accounting Oversight
Board (United States).  A material weakness is a
significant deficiency, or combination of
significant deficiencies, that results in more than
a remote likelihood that a material misstatement of
the annual or interim financial statements will not
be prevented or detected.  However, we noted no
matters involving internal control and its
operation, including controls for safeguarding
securities, that we consider to be material
weaknesses as defined above as of October 31, 2004.
This report is intended solely for the information
and use of management and the Shareholders and the
Board of Trustees of The Advisors' Inner Circle Fund
and the Securities and Exchange Commission and is
not intended to be and should not be used by anyone
other than these specified parties.
/s/ KPMG LLP
Philadelphia, Pennsylvania
December 22, 2004